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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                                (Amendment No. 1)

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to section 16(a) of the Securities Exchange Act of 1934.
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.  Name and Address of Reporting Person*

    PETERSON                         JEFFREY                   K
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   (Last)                            (First)               (Middle)

                              1707 Waldemere Street
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                                    (Street)

    Sarasota                           FL                   34239
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    (City)                          (State)                  (Zip)

CENTRAL EUROPEAN DISTRIBUTION CORP.  (CEDC)
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2.  Issuer Name and Ticker or Trading Symbol

    CEDC
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3.  IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.  Statement for Month/Year

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5.  If Amendment, Date of Original (Month/Year)

    5/02
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6.  Relationship of Reporting Person to Issuer
    (Check all applicable)

    [X] Director                      [X] 10% Owner
    [_] Officer (give title below)    [_] Other (specify below)

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7.  Individual or Joint/Group Filing (Check applicable line)

    [X] Form filed by one Reporting Person
    [_] Form filed by more than one Reporting Person

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================================================================================
          Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficialy Owned

                                                                                                         6.
                                                  4.                              5.                   Owner-
                                                  Securities Acquired (A) or      Amount of            ship
                                    3.            Disposed of (D)                 Securities           Form          7.
                                    Transaction   (Instr. 3, 4 and E)             Beneficially         Direct        Nature of
                      2.            Code          ------------------------------- owned at end         (D) or        Indirect
1.                    Transaction   (Instr. B)                    (A)             of Month             Indirect      Beneficial
Title of Security     Date          ------------      Amount      or      Price   (Instr. 3            (I)           Ownership
(Instr. 3)            (mm/dd/yy)     Code     V                   (D)             and 4)               (Instr. 4)    (Instr. 4
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

                                                                                                        5. Number of
Derivative                                                                                                 Securities
Acquired
1. Title of Derivative   2. Conversion of Exercise          3. Transaction Date    4. Transaction          (A) or Disposed
                                                                                                           or (D)
   Security (Instr. 3)      Price of Derivative Security       (Month/Day/Year)       Code (Instr. 8)      (Instr. 3, 4 and 5
--------------------------------------------------------------------------------------------------------------------------------
                                                                                      Code V (A)   (D)
Director Stock Options         $14.40                            4/29/02                V(A)                   3,000

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

                                                                                                      10. Ownership
                                                                                                          Form of
Nature of                  7. Title and                                                                   Derivative
indirect                      Amount of          8. Price of            9. Number of                      Security:
6. Date Exercisable           Underlying            Derivative             Derivative Securities          Direct (D) or
   and Expiration Date        Securities            Security               Beneficially Owned at          Indirect (I)
   Ownership                  (Instr. 3 and 4)      (Instr. 5)             End of Month (Instr. 4)        (Instr. 4)
   (Month/Day/Year)
   (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------

(D) Date         Expiration   Title   Amount
    Exercisable  Date                 or Number
                                      of Shares

     4/29/02      4/29/12     Common   3,000                                                              (D)
                              Stock



                           (Print or Type Responses)                      (Over)

(Form 4-07/98)

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal violations.

         /s/ Jeffrey Peterson                                       06/14/02
----------------------------------------                       -----------------
    ** Signature of Reporting Person                                  Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

                                  Page 2 of 3